Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

ALBERT J. PAVUCEK, JR. JOINS ORTHOVITA AS

VICE PRESIDENT CORPORATE CONTROLLER

For Immediate Release

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Tuesday, September 12, 2006 – Orthovita, Inc. (NASDAQ: VITA), a developer of orthopedic biomaterials, reported that Albert J. Pavucek, Jr. joined the company as Vice President Corporate Controller. In this position, Mr. Pavucek will be responsible for day-to-day internal accounting operations within the company.

Mr. Pavucek served since 2002 as Vice President, Finance and Operations of PDI, Inc., a biopharmaceutical commercialization partner. Previously at PDI, Inc., Mr. Pavucek served as Executive Director, Controller since 2001. Mr. Pavucek served at Astra Zeneca, L.P. since 1994 in finance and operations roles of increasing responsibility, cumulating as Sales Force Controller in 1996. Mr. Pavucek is a graduate of Temple University with Bachelor and Master Degrees in Business Administration and is a Fellow Alumni of the Wharton School of Business at the University of Pennsylvania.

“We are very pleased to have Al Pavucek join our finance organization,” said Joseph Paiva, Chief Financial Officer of Orthovita. “Al’s broad operating experience will add to the depth of our management team.”

About the Company

Orthovita is a biosurgery company with proprietary biomaterial technologies for the development and commercialization of synthetic, biologically active, tissue engineering products for orthopedic and neurosurgical applications. Our products are used in the regeneration of bone and soft tissue. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-derived bone material to meet a broad range of orthopedic clinical needs in the spine, trauma, joint reconstruction, revision surgery and extremities markets, and VITAGEL™ Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our CORTOSS® Synthetic Cortical Bone technology platform, which is designed for injections in osteoporotic spines to treat vertebral compression fractures. Orthovita works jointly with Kensey Nash Corporation and Angiotech Pharmaceuticals, Inc., to develop and market novel synthetic-based biomaterial products, and continues to pursue similar relationships with other companies in biomaterials.

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, our products and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.